Exhibit 99.1
BUSINESS
OVERVIEW
We develop and publish interactive entertainment software for the global video game market. We and our predecessors have been in the business of creating video games for more than 20 years and have published over 400 titles in that time. Prior to 2001, we focused primarily on developing coin-operated entertainment devices and developing home console and handheld versions of our successful coin-operated products. In 2001, management made a strategic decision to exit the coin-operated segment and focus exclusively on the rapidly growing home console and handheld video game software market. Our games are available for play on the major current-generation home video game consoles and handheld game platforms, including Microsoft’s Xbox, Nintendo’s GameCube and Game Boy Advance and Sony’s PlayStation 2. In addition, we are currently investing resources to create games for next-generation home consoles and Sony’s PlayStation Portable. We also produce games for PCs, although we have just recently re-entered this segment, and games for this market comprise only a small part of our business at this time. We focus our product development efforts on the creation of a diverse portfolio of titles across many of the most popular video game genres such as action, adventure, driving, fighting, horror, role-playing, shooting, sports and strategy.
Historically our product development strategy has relied upon the creation of original game concepts as the core of our product portfolio. Our internal development team has continued to demonstrate an ability to identify unique game concepts within popular genres that appeal to the core gamer demographic. We have sought to further distinguish these original game concepts through innovative game play technologies and visually appealing graphics. We have generally favored internally developed properties due to the favorable profit margin contribution and the ability to leverage these properties into sequels and derivative products. Our Mortal Kombat franchise is the best example of this strategy. This franchise has sold in excess of 20 million units across six major home console releases, and has been successfully leveraged into other forms of media such as film and television. Since 2002, we have released the following titles that have exceeded one million units in sales:

•	Mortal Kombat: Deception (2004);

•	NBA Ballers (2004);

•	Midway Arcade Treasures (2003); and

•	Mortal Kombat: Deadly Alliance (2002).
In an effort to further diversify our portfolio, we have increased our licensing of popular entertainment properties from leading entertainment companies. We seek to license properties that appeal to a mass-market audience and have the highest likelihood of commercial success. Most recently we have entered into the following licensing agreements:

•	Warner Bros. Interactive Entertainment/ Cartoon Network— The animated television series: Ed, Edd n Eddy, The Grim Adventures of Billy & Mandy and other ADULT SWIM programs;

•	Warner Bros. Interactive Entertainment/The Ant Bully— An animated film executive produced by Tom Hanks and expected to feature the talents of Nicolas Cage, Paul Giamatti, Julia Roberts, Meryl Streep and others; and

•	Warner Bros. Interactive Entertainment/Happy Feet— An animated film co-written and directed by George Miller and expected to feature the talents of Brittany Murphy, Robin Williams, Elijah Wood and others.
We seek to attract and retain the highest quality development talent to support our product development efforts. A critical component of our business strategy is to continue to bolster our internal development team. We believe that a robust internal development team will be a critical advantage for

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video game publishers in coming years. We currently maintain 11 internal development teams staffed with approximately 700 developers to support our creative efforts. We have partnered with leading third-party development groups to leverage their expertise in a specific genre or take advantage of a proven intellectual property created by that team. Since January 2004, we have acquired five privately-held software developers in an effort to enhance our internal product development capabilities and enable us to grow our product portfolio and release more high quality games in future years.
INDUSTRY OVERVIEW
The interactive entertainment industry is comprised of hardware manufacturers, independent publishers and third-party developers. The hardware manufacturers focus primarily on the development and manufacture of hardware platforms for game play, including home game consoles which connect to a television set and self-contained handheld platforms. The hardware manufacturers also develop and publish video game software for their respective platforms in an effort to further distinguish their hardware products in the marketplace. The independent publishers are in the business of developing, publishing and, in some cases, distributing video game software. Titles published by these groups can either be developed internally or through relationships with third-party developers. Third-party developers are principally focused on game development, and contract with independent publishers or hardware manufacturers for the publishing and distribution of their games. According to IDC, the video game industry is expected to achieve global software revenues of $18.2 billion in 2009.
The home console and handheld platform market
Historically, there have been multiple console platforms available in the market and strong competition between console manufacturers. The success of a title on a given platform is, to an extent, dependent upon the market acceptance of that platform. While Sony has for the past several years been the home console market leader, Microsoft and Nintendo are large and viable competitors. Nintendo is currently the leader in the handheld platform market, although Sony has recently entered the market with the release of the PlayStation Portable.
Video game software for home consoles and handheld platforms is created by the platform manufacturers and by independent publishers through the use of internal development teams or independent developers contracted on a project-by-project basis. Platform manufacturers grant licenses to publishers to publish games for their platforms; however, they retain a significant degree of control over the content, quality and manufacturing of these games. The publishers have the right to determine the types of games they will create subject to concept, content and quality approval by the platform manufacturers.
Historically, a new generation of more technologically advanced game consoles has reached the market approximately every four to six years. Each new generation of these platforms has the capability to permit developers to create more realistic and exciting games. At the beginning of each new generation, or cycle, during the period of rapid growth in the installed base of the new generation of consoles, software sales for the new consoles have historically experienced periods of rapid expansion, as an increasing number of new console owners purchase video games for the new consoles. At the end of each cycle, when the introduction of the next-generation of home consoles is announced, hardware and software sales related to the older generation of platforms generally diminish, and prices are discounted, as consumers defer and decrease purchases in anticipation of the new platforms and games. The time period from the first announcement of the introduction of the first next-generation home consoles until these new consoles supplant the older-generation consoles in terms of software sales is referred to in the industry as the home console transition period.

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Our industry has historically experienced average software game price declines after a generation of consoles has been in the market for a significant period of time because the number of software titles competing for acceptance from consumers increases sharply.
The current generation of home consoles includes Sony’s PlayStation 2, released in 2000, and the Microsoft Xbox and Nintendo GameCube, both released in 2001.
The handheld platform market is largely dominated by Nintendo whose products include Game Boy, Game Boy Advance, Game Boy Advance SP and the Nintendo DS, which was released in November 2004. Sony introduced a new handheld game platform, PlayStation Portable, in Japan in 2004 and in North America in March 2005.
The next-generation of home consoles is expected to be available for sale in North America over the next 13 months. Microsoft launched its next-generation home console platform, Xbox 360, in November 2005 in the U.S. and December 2005 in Europe. Nintendo and Sony are expected to release new home console platforms in 2006.
The personal computer game market
The market for PC games is similar to the home console video games market in many respects, including development processes and costs, time to market and marketing processes and costs. Unlike console games, PC games do not require approval from, or royalties to, any hardware manufacturer as do console games. Therefore, there are fewer barriers to entry in this market and the number of products offered to consumers is much greater. The PC games market is not subject to video game console cycles and consequently gives publishers the ability to use PC game sales to mitigate the potential negative impact on console revenues during the home console transition periods.
The online and wireless markets
Emerging technologies such as the Internet and wireless devices have created new revenue opportunities for video game software publishers. Online functionality in a game can be as simple as the ability to post game scores to a public leaderboard or as complex as head-to-head online play for a sports game. This online functionality may provide increased game play to a product and make it more compelling and marketable but generally does not generate separate revenues for the publisher. In the future, more business models may emerge that provide distinct revenue opportunities for online functionality in games. In addition, many games are available for play on wireless devices such as cell phones and personal digital assistants. A console or PC publisher may license the wireless rights to games to third parties who create and sell wireless products based on the licensed properties. If the market for wireless products grows significantly, publishers for other platforms may increasingly create and market their own wireless games in the future.
Distribution
Software for video game platforms is sold by mass merchandise retailers, such as Wal-Mart and Best Buy, or by regional retailers, discount store chains, video rental retailers, Internet-based retailers, software specialty retailers and entertainment software distributors. Video game software publishers either distribute their products directly to these retailers or sell them through national distributors.

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OUR BUSINESS STRATEGY
Our corporate objectives are to improve our market share, achieve consistent profitability and establish a leadership position within the global interactive entertainment industry. We believe our ability to achieve these objectives depends on our execution of the following strategies:
Leverage core competencies and established franchises
Our product strategy focuses on the development of video games in genres in which we have a demonstrated competency and for which consumers have a passion, including video games targeted at mature audiences, sports games that emphasize “over-the-top” and lifestyle elements and games based on our established franchises.

•	Mature games— The development of “M” rated games for consumers age 17 and older is one of our historic strengths. During the previous home console cycle, from 1995 to 1999, we were the industry leader in “M” rated dollar and unit sales. We also released the most “M” rated titles during that period. Our most successful and profitable video game franchise, Mortal Kombat, is marketed to mature audiences. We have sold over 20 million copies of this franchise across six major home console releases. The majority of video game players on current consoles are over 18 years of age, and the average age of video game players is increasing. We expect mature games to continue to be one of the fastest growing segments of the industry.

•	Over-the-top sports games— We have enjoyed strong sales from our line of sports games, including NBA Ballers, NFL Blitz, NHL Hitz, MLB SlugFest and Ready 2 Rumble Boxing. Our titles in this popular category are characterized by extreme game play and the exaggerated abilities of the characters in these games, which we refer to as “over-the-top” sports entertainment. We believe our “over-the-top” style makes these games popular and differentiates them from the “simulation” style of most publishers’ sports video games. We plan to release over time new versions of “over-the-top” sports games with novel and innovative features.

•	Established franchises— Many of the games we have released over the past 20 years have been best-sellers and have attracted loyal fan bases. The popularity of many of our games has enabled us to successfully market sequels, including sequels for Mortal Kombat, Spy Hunter, Gauntlet, MLB SlugFest, NFL Blitz and San Francisco Rush Extreme Racing. A recent sequel in the Mortal Kombat series that we released in the fourth quarter of 2004, Mortal Kombat: Deception, proved to be our top selling game of fiscal 2004. We also released an action/adventure title in the Mortal Kombat series, Mortal Kombat: Shaolin Monks, in the third quarter of 2005. We intend to leverage our franchises to create popular titles for play on traditional console platforms and new gaming mediums. We also control the intellectual property rights to hundreds of classic video game titles, including titles originally released under the Midway, Williams and Atari brands. We have leveraged this large library of proven properties by releasing 19 collections of “arcade classics” for home consoles and nine for handheld platforms.
Expand into the children’s and PC markets
We intend to increase the number of products that we develop for the children’s market. In recent years, games for children have not been a significant part of our business. We intend to pursue more third-party licenses that appeal to children and make games based on these licenses. We recently signed publishing agreements with Warner Bros. Interactive Entertainment, under which we have received licenses to several properties for the development of video games based on children’s television programs and films for home consoles, handhelds and PC platforms. We believe that there will be strong demand for children’s video games, particularly games for older video game consoles and the handheld platforms, as the industry enters the current home console transition period.

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We recently re-entered the PC game market, which has not been a significant part of our business in recent years. As part of this strategy, we have increased our investment and resources in PC game development. We expect that our increased focus on the development of PC titles, including the next installment of Unreal Tournament and Rise and Fall: Civilizations at War, each scheduled for release in 2006, will increase the revenues we derive from the PC market. Historically, the PC business has been less cyclical than the home console business, which we believe will help stabilize our revenues during the current home console transition period.
Gain market share in the next console cycle
We intend to compete for market share in the next console cycle by (1) concept and focus testing our video games throughout the development process to ensure that they are in proven mass-market genres, (2) including in our video games culturally engaging items such as popular music, stars and well-known directors, (3) focusing our product development and marketing resources on the creation of a smaller number of higher quality games and the promotion of pre-launch awareness of those titles and (4) forming strategic alliances with other media companies to leverage marketing resources and demographic reach.
To capitalize further on the evolution of the video game market into a mass-market entertainment medium, we have increased our investment in the development of video games that provide consumers with more realism and the ability to fully interact with the virtual world created by the games. We have devoted significant resources to the development of multi-genre action games, or MAGs. These games offer consumers increased playability and multiple experiences within a single video game, such as driving and fighting. MAGs have become increasingly popular in the current console cycle, and we expect this trend to continue with the introduction of more advanced hardware.
Investment in internal product development
We continue to invest in our internal product development capabilities to further improve our design and production efficiency and build creative resources. We believe that our increased emphasis on internal product development will help us to further capitalize on our existing franchises, design new, successful titles in the future and mitigate risks we face in the next console cycle. By building strong internal capabilities, rather than outsourcing to external third-party studios, we believe we will be better positioned to control the anticipated higher development costs and longer development cycles associated with video games for next-generation consoles. Our acquisition of five privately-held software development groups since January 2004 has increased our internal product development capability. We continue to evaluate strategic acquisitions that will enhance our development capabilities and product portfolio.
We believe another critical component of success in the next console cycle is the systematization and standardization of the technology and processes of our product development organization, which we believe will allow us to better leverage our technology and assets to lower costs and more efficiently produce new games and sequels. We are integrating the efforts of our studios to standardize the pre-production and planning process, share technology across all studios and institute a high-degree of peer review and intra-studio resource sharing.
Expand international presence
We believe that we can expand our presence in international markets. In fiscal 2000, we opened an office in the United Kingdom to sell our products in Europe and Australia. In January 2005, we expanded our international operations through the formation of a German wholly-owned subsidiary, Midway Games GmbH. Germany is currently the second largest console market and the largest PC market in Europe. Our German subsidiary is responsible for our sales, marketing and distribution in

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Germany, Austria and Switzerland. We also recently formed a French subsidiary, Midway Games SAS, to further bolster our European distribution capabilities. We believe that directly marketing our products in foreign markets will produce higher sales and lower costs than if we relied solely on the use of third-party distributors. In addition, to further expand our presence outside of North America, we are developing titles that we believe will have a global appeal.
PRODUCTS
We sell games for the major video game platforms, including the PlayStation 2, Xbox, GameCube and Game Boy Advance platforms as well as for PCs. Most of our video games for the home consoles have suggested retail prices in North America on the initial release dates ranging from $39.95 to $49.95. Suggested retail prices in North America on the initial release dates for Game Boy Advance games are usually between $19.95 and $29.95. Suggested retail prices in North America on the initial release dates for PC games are usually between $29.95 and $49.95.
We have been preparing for the upcoming platform transition and have begun game development for the next generation of home consoles based on preliminary specifications. It is unlikely that we will release any products for the new home console platforms before 2006.
Although we have begun development of games for the new Sony PlayStation Portable handheld platform, the handheld market is not currently a significant component of our business. We may devote more resources toward this market in the future if the new handheld systems attain wide market acceptance.
Many of our games incorporate a variety of online capabilities and features. Online functionality may increase the playability to a product and make it more compelling and marketable, but it does not generate separate revenues for us at this time. We also license wireless rights to some of our games to third parties who create and sell video games for cell phones, personal digital assistants and other wireless devices based on our properties.
From time to time, we have purchased distribution rights to games under development by third parties. Some of these games are sequels to games which have previously been successfully released.
Historically, a limited number of products have generated a disproportionately large amount of our revenues. In fiscal 2002, fiscal 2003, fiscal 2004 and the first nine months of fiscal 2005, our Mortal Kombat video games accounted for 31.1%, 37.7%, 41.3% and 29.4% of our revenues, respectively.

2005 product releases
We currently expect to release the following titles during our fiscal 2005. We can provide no assurances that the titles listed below will be released when scheduled, if ever. In addition, we may acquire and/or release titles that are not listed below during the same time period.

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Currently-released video games

Video game title	Platform	Territory

Mortal Kombat: Deception	GameCube	North America
NARC	PlayStation 2	North America
NARC	Xbox	North America, International
Maya The Bee	Game Boy Advance	International
Shadow Hearts: Covenant	PlayStation 2	International
Area 51	PlayStation 2; Xbox; PC	North America, International
Unreal Championship 2	Xbox	North America, International
Mortal Kombat: Shaolin Monks	PlayStation 2; Xbox	North America, International
The Suffering: Ties That Bind	PlayStation 2; Xbox; PC	North America, International
Blitz: The League	PlayStation 2; Xbox	North America
L.A. RUSH	PlayStation 2; Xbox	North America, International
Midway Arcade Treasures 3	PlayStation 2; Xbox; GameCube	North America
Midway Arcade Treasures 3	PlayStation 2; Xbox	International
Ed, Edd n Eddy: The Mis- Edventures	PlayStation 2; Xbox; PC; GameCube; Game Boy Advance	North America
Ed, Edd n Eddy: The Mis-Edventures	PlayStation 2; PC; Game Boy Advance	International
Earth 2160	PC	North America
Video games scheduled for release

Video game title	Platform

Gauntlet: Seven Sorrows	PlayStation 2; Xbox
Midway Arcade Treasures: Extended Play	PlayStation Portable

2004 product releases
During our 2004 fiscal year, we released the following video games:

Video game title	Platform	Territory

Mortal Kombat: Deception	PlayStation 2; Xbox	North America, International
Midway Arcade Treasures 2	PlayStation 2; Xbox; GameCube	North America
MLB Slugfest: Loaded	PlayStation 2; Xbox	North America
NBA Ballers	PlayStation 2; Xbox	North America
Psi-Ops: The Mindgate Conspiracy	PlayStation 2; Xbox	North America, International
Shadow Hearts: Covenant	PlayStation 2	North America
The Suffering	PlayStation 2; Xbox	North America, International
Midway Arcade Treasures 2	PlayStation 2; Xbox	International
NBA Ballers	PlayStation 2	International
Midway Arcade Treasures	PlayStation 2; Xbox	International
SpyHunter 2	PlayStation 2; Xbox	International
PRODUCT DEVELOPMENT
We seek to develop video games that are action-packed and exciting, and which provide sufficient challenges at various levels of proficiency to encourage repeated play. Our game development

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personnel are organized into teams. The producers manage the work of the other team members and are generally responsible for the overall design of the game. Each concept is reviewed initially for technical feasibility and evaluated relative to several factors, including whether the proposed product fits within our general strategy and profitability objectives. Our management team meets regularly to formally review and evaluate the progress and quality of each title in development.
The game development teams operate in studio environments that encourage creativity, productivity and cooperation among development teams. We believe that this environment, together with a compensation structure that rewards development teams for the success of their games, enables us to attract and retain game developers that are among the best in the industry. Since January 2004, we have acquired five different privately-held software developers and their key personnel. We believe that the acquisition of these privately-held software developers strengthens our internal product development function and reinforces our ability to create high quality games. With these acquisitions, we now have product development studios in Chicago, Illinois; San Diego, California; Seattle, Washington; Austin, Texas; Los Angeles, California; Adelaide, Australia; and Newcastle, United Kingdom.
The developers are supported by state-of-the-art design technology that allows for the creation of cutting-edge, three-dimensional graphics and advanced audio effects. In an effort to reduce development costs, we have developed and acquired a substantial library of proprietary software and development tools, and we emphasize and support the sharing of proprietary software and development tools among development teams and studios. Use of these tools streamlines the development process, allowing members of the development teams to focus their efforts on the play and simulation aspects of the product under development. We have also developed software tools to expedite conversion of software from one hardware format to another and to provide sound and special visual effects. We continually create and acquire new software and development tools and refine and upgrade our existing tools.
The development cycle for a new video game for a console or PC typically ranges from 12 to 36 months, depending on the specific software requirements. We expect the development cycle for video games for next-generation platforms to range from 24 to 36 months. Our cost to develop a new video game for the current generation platforms generally can be as high as $14 million, and we estimate that it will cost us on average between $15 million and $20 million to develop next-generation platform games. Because of the increasingly complex technology and software involved, both the time and cost to develop games have increased during the past few years. We believe that we can generate significant incremental revenue from our games by introducing them on additional platforms at a much lower cost than the development cost for introducing the game on the first platform. Converting an existing game from one platform to another typically takes three to 12 months, which period may overlap with the development period of the original version of the game, and typically costs less than $1 million.
We are preparing for the upcoming platform transition and have begun game development for the next generation of home consoles based on preliminary specifications. The first games on the next-generation consoles should be more expensive than subsequent projects, as they involve the development of game engines, technologies and art resources that will be used on subsequent next-generation projects.
We use both our own personnel and independent third parties to develop video games. We select third parties to develop video games based on their capabilities, suitability, availability and cost. Our contracts with these developers generally provide that we own the video game developed and protect the confidentiality of the development process and work product. These contracts are structured to give these developers incentives to provide timely and satisfactory performance of the development by associating payment of development fees with performance of substantive development milestones and

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by providing for the payment of royalties to the developer based on sales of the product developed, after we recoup the development cost. To address development risks, we retain the right to discontinue development both without cause or for cause, with cause generally including failure to timely and satisfactorily perform the development, a change in the control of the developer or the departure of specified key personnel from the developer’s employ. We believe that as a result of consolidation in our industry, there are now fewer highly skilled independent developers available to us. Competition for highly skilled developers is intense in our industry, and we may not be successful in attracting and retaining these developers.
We are required to submit games to the platform manufacturers for approval prior to publishing a game for their platforms. Additionally, prior to release, each product undergoes careful quality assurance testing which involves technical review of each component of the final product and testing on the applicable platforms.
We endeavor to comply with the rules established by a domestic ratings board voluntarily established by the video game industry and some foreign countries’ ratings boards, and we label our products with these ratings.
MARKETING AND DISTRIBUTION
We market our video games under the Midway trademark. We market through our internal sales staff and through independent sales representatives, distributors and resellers to over 20,000 stores, including:

•	mass merchandisers;

•	foreign, national, regional and Internet-based retailers;

•	discount store chains; and

•	video rental retailers.
It is customary for the independent sales representatives and distributors of our video games who are assigned specific customers to also distribute games produced by other publishers. Distribution channels are dominated by a select group of companies, and a publisher’s access to retail shelf space is a significant competitive factor. As a result of our recent efforts to improve product quality and our commitment to increase promotion of our products, we have been able to improve our ability to obtain shelf space for our product line with key retailers and distributors.
Our principal customers are mass merchandisers such as Wal-Mart, Best Buy and Target and software specialty retailers such as GameStop and EB Games. In fiscal 2004, our two largest customers were Wal-Mart and GameStop, representing 16.0% and 10.5% of our total revenues, respectively. For the nine months ended September 30, 2005, Wal-Mart and EB Games were our two largest customers, representing 13.8% and 10.9% of our total net revenues, respectively. In fiscal 2004 and the nine months ended September 30, 2005, respectively, 50.9% and 50.5% of our revenues were attributable to our five largest customers, and 72.2% and 71.5% were attributable to our ten largest customers.
We warrant our video games to be free from defects for a period of 90 days. Defective product returns have historically not been material relative to our revenues.
Our distribution efforts are supported by marketing programs, which emphasize early product awareness through focused public relations efforts that precede our media spending, brand recognition, dealer merchandising opportunities and celebrity endorsements. Our marketing activities include television and print advertising, retail store promotions, direct mailings, user support programs and our website. We also utilize a store-oriented marketing approach which includes point-of-purchase promotions, use of display cards and other forms of merchandise displays. We provide technical support for our products through a customer support department, which is staffed by personnel trained to respond to customer inquiries. We are continuing to focus our marketing resources on the

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enhancement of pre-launch awareness and visibility of our games with consumers, particularly through the use of the internet and long-term advance planning and staged information release in regular intervals. Additionally, we continue to commit significant spending on media advertising and retail marketing for all titles, with a particular emphasis on titles that we believe have the greatest chance for commercial success.
Our office in the United Kingdom sells directly to retailers and distributors in the United Kingdom, and through distribution partners in Europe, Australia and South Africa. In January 2005, we established a sales office in Germany, which allows us to sell directly to retailers and distributors in German-speaking territories. Germany is the second largest console territory, and the largest PC territory, in the European marketplace. In November 2005 we formed a French subsidiary, Midway Games SAS, to further bolster our European distribution capabilities. We continue to explore other methods by which we can improve our distribution efficiency and grow our business in Europe.
COMPETITION
The interactive entertainment software industry is highly competitive. It is characterized by the continuous introduction of new titles and the development of new technologies. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than ours. The principal factors of competition in our industry are the ability to select and develop popular titles, identify and obtain rights to commercially marketable intellectual properties and adapt products for use with new technologies.
Successful competition in our market is also based on:

•	price;

•	access to retail shelf space;

•	product quality;

•	product enhancements;

•	brand recognition;

•	marketing support; and

•	access to distribution channels.
We compete with Microsoft, Nintendo and Sony, who publish software for their respective systems. We also compete with numerous companies licensed by the platform manufacturers to develop or publish software products for use with their respective systems. These competitors include Activision, Atari, Capcom, Electronic Arts, Konami, Namco, SCi Entertainment, Sega, Take-Two Interactive Software, THQ, Ubisoft Entertainment and Vivendi Universal Games, among others. We face additional competition from the entry of new companies into our market, including large diversified entertainment companies.
The number of new video game releases for PCs in a given year is much higher than the number of new video game releases for home consoles and handheld platforms. The barriers to entry in the PC market are lower because there are no publishing agreements with or royalties to be paid to the hardware manufacturers.
MANUFACTURING
The manufacturers of home and handheld video game platforms retain the right to approve the games to be released under manufacturing and licensing arrangements. They manufacture our video games for

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us, either themselves or through their designees, as required by the applicable platform license. The platform manufacturers charge us a fixed amount for each software disc or cartridge that they manufacture or a royalty if third parties perform the manufacturing. This charge generally includes a manufacturing, printing and packaging fee, as well as a royalty for the use of the manufacturer’s trademarks and proprietary information and technology. The platform manufacturer may change its fee without our consent. We believe that the platform manufacturers have plentiful sources of supply for the raw materials that they need to manufacture our products.
We will contract with disc replicators for the manufacture of PC game units. There is competition in this manufacturing field, and we will have the opportunity to negotiate the price of manufacturing these games and their packaging. We believe that these manufacturers also have plentiful sources of supply for the raw materials that they will need to manufacture our products.
We are responsible in most cases for resolving, at our expense, any applicable warranty or repair claim. To date, we have not experienced material costs from warranty or repair claims.
Production is based upon estimated demand for each specific title. The level of the inventory of finished goods depends upon anticipated market demand during the life of a specific game title. At the time a product is approved for manufacturing, we must generally provide the platform manufacturer with a purchase order for that product and, in some cases, either an irrevocable letter of credit for 100% of the purchase price or cash in advance. Most of our products are manufactured for us on an “as is” and “where is” basis, and delivery is at our expense and risk. Initial orders generally require seven to 45 days to manufacture depending on the platform. Reorders of disc-based products generally require only seven to 14 days to manufacture, while reorders of cartridge-based products require approximately 30 to 40 days to manufacture. Shipping of orders requires an additional three to ten days, depending on the mode of transport and location of the manufacturer. Only the Nintendo Game Boy Advance and Nintendo DS use cartridges, while the current generation of home consoles and PC games are all disc-based, and the next generation of home consoles are expected to be disc-based.
We lease a distribution facility in Dallas, Texas, from which we distribute our video games into North America. Some products are imported into the United States, cleared by customs and transferred to our distribution facility, where they are unpacked and shipped to our customers. At times, some components of our products are assembled into finished products for us by third parties prior to their transfer to our distribution facility. We participate in the electronic data interchange program maintained by most of our large customers. The electronic data interchange program allows us to receive purchase orders from our customers, and to send invoices to our customers, in an agreed-upon standardized format via electronic transmission between computer systems. We generally fill re-orders from inventory within two days. As a result, our video games traditionally have no backlog of orders. We ship products to a customer only upon receipt of a purchase order from that customer. Due to the relatively short time frame needed to reorder inventory, we are generally able to manage our inventory levels to closely approximate actual orders received or anticipated to be received. We will generally receive information from our largest customers on their intended order quantities prior to placing our orders with the manufacturers.
Our standard payment terms with our customers are 30 days or 60 days from the date of shipment of the goods. In general, we do not permit extended payment terms with our customers. In some cases involving inventory closeouts, payment terms are further extended, typically to not more than 90 days.
We often provide markdowns or other credits on varying terms to customers holding slow-moving inventory of our video games. We often grant discounts to, and sometimes accept product returns from, these customers. At the time of product shipment, we establish reserves, including reserves under our practices for price protection, returns and discounts, which estimate the potential for future returns

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and markdowns of products based on historical return rates, seasonality of sales, retailer inventories of our products and other factors.
LICENSES AND INTELLECTUAL PROPERTY

•	Platform licenses
The major platform manufacturers require that publishers obtain a license from them to develop and market games for play on their platforms. Generally, we are required to pay royalties pursuant to these licenses, and such licenses are typically terminable by the licensor in the event of our breach of the license and other events. We have non-exclusive licenses from Microsoft, Nintendo and Sony under which we develop and market software products for their current major platforms. Each platform manufacturer requires that the software and a prototype of each title, together with all related artwork and documentation, be submitted for its pre-publication approval. This approval is generally discretionary.
Upon expiration of a platform license, we usually have a limited period to sell off our inventory subject to that license, after which time any remaining inventory is generally required to be destroyed. Microsoft, Nintendo and Sony are among the largest publishers of software for use on their respective systems, and they compete directly with us.

•	Intellectual property licenses
While we develop original proprietary games, some of our games are licensed from third-party developers or based on trademarks and other rights and properties owned by third parties, such as the National Basketball Association and television and film production studios. Typically, we are obligated to make minimum guaranteed royalty payments over the term of these licenses and to advance payment against these guarantees. License agreements generally extend for a term of two to three years, are terminable in the event of a material breach by us, including failure to pay any amounts owing to the licensor in a timely manner, and other events. Some licenses are limited to specific territories or platforms. Each license typically provides that the licensor retains the right to leverage the licensed property for all other purposes, including the right to license the property for use with other products and, in some cases, software for other interactive hardware platforms.

•	Patent, trademark and copyright protection
Each software title may embody a number of separately protected intellectual property rights, including:

•	trademarks associated with elements of the game, such as team logos;

•	trademarks under which the game is marketed;

•	the copyrights for the game software, including the game’s audiovisual elements; and

•	the patents for inventions in the game software.
We have hundreds of trademark registrations worldwide for our games, and we apply for trademark protection for all of our game titles, other than those licensed from third parties. Notwithstanding our patent, copyright and trademark protection, our competitors can effectively compete against us or bring infringement actions against unauthorized duplication of software products.
Each game also includes patents, copyrights and trademarks licensed from the platform manufacturer. Elements of some of our titles are owned by third parties and licensed to us. We rely on these third parties for protection of our licensed intellectual property rights. Their failure to adequately protect these rights could have a material adverse effect on us.

Business
The platform manufacturers incorporate security devices in the games that they manufacture for us, and also in their platforms, which seek to prevent unlicensed software products from being played on their platforms. We rely upon each platform manufacturer for protection of this intellectual property from infringement. We bear the risk of claims of infringement brought by third parties arising from the sale of software with respect to intellectual property supplied by third-party developers and embodied in our software products. Our agreements with these outside developers generally require the developers to indemnify us for costs and damages incurred in connection with these claims. These software developers, however, may not have sufficient resources to indemnify us for any claims that may arise.
SEASONALITY
Our business is highly seasonal and we have generally experienced higher revenues in the quarter ended December 31 due to customer purchases preceding the year-end retail holiday selling season. Significant working capital is required to finance high levels of inventories and accounts receivable during that quarter.
EMPLOYEES
As of November 1, 2005, we had approximately 880 employees, approximately 700 of whom are members of our development staff and approximately 90 of whom are members of our sales and marketing staffs. We believe that our relations with our employees are satisfactory.
LEGAL PROCEEDINGS
In June 2004, four putative class action lawsuits were filed against us, Sumner M. Redstone and several of our directors in the Circuit Court of Cook County, Illinois, and two putative class action lawsuits were filed against us, Mr. Redstone and several of our directors in the Court of Chancery for the State of Delaware in and for New Castle County. These six putative class actions were brought on behalf of all persons, other than defendants, who own our securities and alleged, among other things, that we and our directors breached our and their fiduciary duties to our other stockholders by allowing Mr. Redstone to purchase a substantial amount of our common stock from other stockholders. The lawsuits sought injunctive relief to prevent Mr. Redstone from acquiring our remaining outstanding shares of common stock in order to take us private, imposition of a constructive trust and other relief for the alleged breach of fiduciary duty.
A motion to consolidate the four putative class actions pending in the Circuit Court of Cook County, Illinois was granted, and plaintiffs filed a consolidated amended complaint under the caption David Shaev Profit Sharing Account F/ B/ O David Shaev, on behalf of itself and all others similarly situated v. Sumner M. Redstone, Harold H. Bach, Jr., William C. Bartholomay, Neil D. Nicastro, Louis J. Nicastro, Ira S. Sheinfeld, Robert N. Waxman and Midway. On October 6, 2004, defendants filed motions to dismiss these consolidated actions, asserting that none of plaintiffs’ allegations state a legally viable claim against any of the defendants. On January 26, 2005, the motion was granted with prejudice with respect to us and without prejudice with respect to the individual defendants, and the plaintiffs were granted leave to file an amended complaint by February 22, 2005. The plaintiffs did not file an amended complaint by that date. Plaintiffs in the two Delaware class actions filed for and were granted dismissal on March 18, 2005 and May 5, 2005, respectively.
We have potential liabilities related to tax matters for which we believe that a future loss is possible. We estimate any loss to be in the range of $0 to $1,700,000. No amounts have been accrued as of September 30, 2005.